SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                 )

Filed by the Registrant  |_|
Filed by a Party other than the Registrant  |X|

Check the appropriate box:
|_|  Preliminary Proxy Statement        |_|      Confidential, For Use
                                                   of the Commission Only
                                                   (as permitted by
                                                   Rule 14a-6(e) (2))

|_|  Definitive Proxy Statement
|X|  Definitive Additional Materials
| |  Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12

                  Metromedia International Group, Inc.
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(Name of Registrant as Specified in Its Charter)

Elliott Associates, L.P. and Elliott International, L.P.
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment  of Filing Fee (Check the appropriate box):

         |X| No fee required.
         |_| Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

         (1)     Title of each class of securities to which transaction applies:
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         (2)     Aggregate number of securities to which transaction applies:
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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):
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         (4)      Proposed maximum aggregate value of transaction:
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         (5)      Total fee paid:
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         |_| Fee paid previously with preliminary materials:
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         |_| Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:
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         (2)      Form, Schedule or Registration Statement no.:
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         (3)      Filing Party:
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         (4)      Date Filed:
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Contact: Richard A. Bennett                 Scott Sunshine/Carol Crane
         Chief Activism Officer             TowersGroup
         Lens                               (212) 354-5020
         (207) 775-4296                     scottsunshine@towerspr.com
         rbennett@lens-inc.com              carolcrane@towerspr.com


                OPPOSITION STOCKHOLDERS' CAMPAIGN INTENSIFIES AS
                       METROMEDIA PROXY CONTEST NEARS VOTE



NEW  YORK,  October  5,  2001  -  Elliott  Associates,   L.P.  and  Elliott
International, L.P. (together "Elliott") have continued to build momentum with their intensive stockholder outreach campaign in the remaining days of their proxy contest with Metromedia International Group (AMEX: MMG). Elliott is nominating two independent opposition candidates, Robert A.G. Monks and Robert
B. Holmes, to MMG's board of directors.

Elliott has launched an aggressive mail and phone campaign encouraging MMG stockholders to vote for Mr. Monks and Mr. Holmes. Their election to MMG's board requires the vote of the plurality of shares present in person or by proxy at MMG's 2001 Annual Meeting scheduled for Tuesday, October 9 in New York City.

"We are pleased that Institutional Shareholder Services (ISS), the leading independent proxy advisor, has declared its support for Elliott's board candidates. Our candidates also have the support of CalPERS, which has listed MMG as one of its "focus" companies for stockholder attention, and Snyder Capital Management, one of the largest long-time stockholders of MMG, " said Richard A. Bennett, a principal of Lens Investment Management, LLC, the shareholder activist specialist working on behalf of Elliott in its MMG efforts. "The successful outcome of this proxy contest rests largely with the votes of thousands of individual stockholders who've seen the value of their MMG ownership steadily erode. We urge all stockholders to exercise their voting rights in support of Elliott's board candidates and stockholder proposals. Every vote counts."

OPPOSITION STOCKHOLDERS' CAMPAIGN INTENSIFIES

As well as the election of board candidates, the Elliott proxy also puts forward two stockholder proposals which would amend MMG's bylaws: 1) to allow no more than one insider to serve on the board; and 2) to permit certain stockholders to demand the calling of special meetings. Their passage requires the affirmative vote of a majority of holders of MMG stock.

The proxy statement, which can be found on the SEC's website at www.sec.gov or www.freeedgar.com, outlines Elliott's concerns with MMG's depressed stock price and the direction in which MMG's Board and management are leading the company. Elliott has engaged the services of MacKenzie Partners, Inc. as proxy solicitor. MacKenzie Partners, at 156 Fifth Avenue, New York, can be reached by phone at
(800) 322-2885.

Metromedia International Group, Inc. is a global communications and media company operating telephony and television businesses in Eastern Europe, the republics of the former Soviet Union and other emerging markets. The company, headed by Chairman John W. Kluge and CEO Stuart Subotnick, also owns the lawn and garden equipment manufacturer Snapper, which it has called a "non-core" asset.

Elliott Associates, L.P. and Elliott International, L.P. are institutional investors with a collective ownership of approximately 4.0% of MMG Common Stock. Elliott Associates is based in New York, and Elliott International is based in the Cayman Islands. The investment activities of Elliott Associates and Elliott International are under common management.

Founded in 1991 by Robert A.G. Monks as an investment management firm, Lens Investment Management, LLC, was among the first fund managers to take an active role in corporate governance. Over the past decade, Lens, which no longer operates as a portfolio manager but rather as a specialist in investor activism, has succeeded in increasing the value of shareholders' investment in companies including Scott Paper, American Express, Eastman Kodak and Pioneer Group.